As filed with the Securities and Exchange Commission on May 30, 2013

SEC Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERVEST BANCSHARES CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of

incorporation or organization)

13-3699013

(I.R.S. Employer

Identification No.)

One Rockefeller Plaza, Suite 400

New York, New York 10020-2002

(Address of Principal Executive Offices) (Zip Code)

INTERVEST BANCSHARES CORPORATION 2013 EQUITY INCENTIVE PLAN

(Full title of the plan)

Lowell S. Dansker	with a copy to:
Chairman and Chief Executive Officer	Thomas E. Willett, Esq.
Intervest Bancshares Corporation	Harris Beach PLLC
One Rockefeller Plaza, Suite 400	99 Garnsey Road
New York, New York 10020-2002	Pittsford, New York 14534
(585) 419-8800

(Name and address of agent for service)

(212) 218-2800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee
Common Stock, $1.00 par value	750,000	$6.00	$4,500,000	$613.80

(1)

This Registration Statement also includes an indeterminate number of additional shares that may become issuable pursuant to antidilution provisions of the Intervest Bancshares Corporation 2013 Equity Incentive Plan.

(2)	In accordance with Rules 457(h)(1) and 457(c), calculated on the basis of the high and low prices of the Common Stock on the NASDAQ Global Select Market on May 23, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above.

(c) The description of the Common Stock of the Registrant contained in the Registrant’s Registration Statement on Form 8-A (No. 000-23377) filed with the Commission on November 14, 1997, including any amendment(s) or report(s) filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer or director in defending such action, provided that the officer or director undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided by the DGCL is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any corporation’s bylaws, agreement, vote or otherwise.

Our bylaws provide that we will indemnify any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer, and any director or officer who served any other company in any capacity at our request, in the manner and to the maximum extent permitted by the DGCL, as the same now exists or may hereafter be amended in a manner more favorable to persons entitled to indemnification; and we may, in the discretion of our board of directors, indemnify all other corporate personnel to the extent permitted by law. The right to indemnification contained in our bylaws includes the right to be paid by us the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition.

The employment agreement between the Company and Mr. Lowell S. Dansker, our Chairman and Chief Executive Officer, contains indemnification provisions, in addition to those contained in our bylaws, which provide that we will indemnify and hold Mr. Dansker harmless against all losses, claims, damages or liabilities (including legal fees, disbursements, and any other expenses incurred in investigating or defending against any such loss, claim, damage or liability) arising (i) by reason of any acts or omissions or any alleged acts or omissions arising out of his activities in connection with the conduct of our business (or any of our subsidiaries or affiliated entities), (ii) by reason of his performance of the services to be performed pursuant to the terms of the employment agreement, (iii) by reason of any claim or allegation of failure to perform such services in accordance with the terms of the employment agreement, or (iv) by reason of the performance of services alleged to be beyond the scope of the authority conferred upon him pursuant to the terms of the employment agreement; provided that, no indemnity will be provided for losses, claims, damages or liabilities described above to the extent that such losses, claims, damages or liabilities result from Mr. Dansker’s gross negligence or willful misconduct. The indemnification provided in Mr. Dansker’s employment agreement survives the expiration or earlier termination of his employment agreement and is in addition to any common law or contractual rights of indemnification available at law or in equity, and includes all costs and expenses of enforcing the right to indemnification. Under his employment agreement, Mr. Dansker is also entitled, upon request, to the payment by us of all costs and expenses paid or incurred by him in investigating, defending or settling any claim, loss, damage or liability that may be subject to a right of indemnification.

Item 7.	Exemption From Registration Claimed.

Not applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

The following exhibits are filed with this Registration Statement:

5	Opinion of Harris Beach PLLC

23.1	Consent of Hacker, Johnson & Smith, P.A., P.C.

23.2	Consent of Harris Beach PLLC (included in Exhibit 5)

24	Power of Attorney (included at pages II-3 and II-4)

99	Intervest Bancshares Corporation 2013 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed on April 11, 2013)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on this 30th day of May, 2013.

INTERVEST BANCSHARES CORPORATION

By:	/s/ Lowell S. Dansker
Lowell S. Dansker
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Lowell S. Dansker and Stephen A. Helman and each of them, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him, and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement and Power of Attorney have been signed below by the following persons in the capacities and on the dates indicated:

Name	Capacity	Date

/s/ Lowell S. Dansker	Chairman and Chief Executive Officer/Director	May 30, 2013
Lowell S. Dansker	(Principal Executive Officer)

/s/ John J. Arvonio	Chief Financial Officer and Chief Accounting Officer	May 30, 2013
John J. Arvonio	(Principal Financial Officer and Principal Accounting Officer)

/s/ Stephen A. Helman	Vice President, Secretary and Director	May 30, 2013
Stephen A. Helman

/s/ Michael A. Callen	Director	May 30, 2013
Michael A. Callen

/s/ C. Wayne Crowell	Director	May 30, 2013
C. Wayne Crowell

Director
Paul R. DeRosa

/s/ Wayne F. Holly	Director	May 30, 2013
Wayne F. Holly

/s/ Susan R. Katzke	Director	May 30, 2013
Susan R. Katzke

/s/ Lawton Swan, III	Director	May 30, 2013
Lawton Swan, III

/s/ Thomas E. Willett	Director	May 30, 2013
Thomas E. Willett

/s/ Wesley T. Wood	Director	May 30, 2013
Wesley T. Wood

EXHIBIT INDEX

5	Opinion of Harris Beach PLLC

23.1	Consent of Hacker, Johnson & Smith, P.A., P.C.

23.2	Consent of Harris Beach PLLC (included in Exhibit 5)

24	Power of Attorney (included at pages II-3 and II-4)

99	Intervest Bancshares Corporation 2013 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed on April 11, 2013)